UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2008
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292

(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)
17190 Bernardo Center Drive
San Diego, California 92128
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 31, 2008, John F. Wilson, II retired from his position as Executive Vice President of BioMed Realty Trust, Inc. As a result, John P. Bonanno, BioMed’s Vice President, Development, will assume responsibility for managing the company-wide development program.
     Effective as of Mr. Wilson’s date of retirement, BioMed and Mr. Wilson entered into an Employment Transition and Consulting Agreement (the “Transition Agreement”), pursuant to which, among other things and in lieu of any compensation that he would have been entitled to receive under his employment agreement after the date of his retirement, Mr. Wilson received a lump sum cash payment in the amount of $524,000. In addition, Mr. Wilson’s remaining 73,725 unvested long term incentive plan units in BioMed Realty, L.P. (“LTIP Units”) will vest and be free from forfeiture restrictions as of December 31, 2008. Of these 73,725 LTIP Units, Mr. Wilson will continue to hold 34,350 LTIP Units subject to their terms, and Mr. Wilson will have the option, at his discretion and provided that certain conditions are met as described in the Transition Agreement, to exchange 39,375 LTIP Units, at any time between February 1, 2009 and February 1, 2010, for 39,375 immediately vested shares of the company’s common stock, as adjusted for any stock splits, stock combinations or similar transactions.
     A copy of the Transition Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference. The foregoing description of the Transition Agreement is qualified in its entirety by reference to the full text of the agreement.
Item 9.01 Financial Statements and Exhibits.
     (d) The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
10.1	Employment Transition and Consulting Agreement effective as of December 31, 2008 between BioMed Realty Trust, Inc., BioMed Realty, L.P. and John F. Wilson, II.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2009	BIOMED REALTY TRUST, INC.

	By:	/s/ KENT GRIFFIN

Name: Kent Griffin
Title: President, Chief Operating Officer and Chief Financial Officer